UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2015

VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey	001-33841	20-8579133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Urban Center Drive

Birmingham, Alabama 35242

(Address of principal executive offices) (zip code)

(205) 298-3000

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2015, Vulcan Materials Company (“Vulcan,” “we,” “our,” or “us”) entered into a new credit agreement with SunTrust Bank, as administrative agent, and the several banks from time to time parties thereto as lenders (the “Credit Agreement”) that provides a five-year $750 million unsecured revolving credit facility (the “Credit Facility”). The Credit Facility is guaranteed by our significant subsidiaries. Proceeds of the Credit Facility will be used for general corporate purposes.

The Credit Agreement contains general, informational and negative covenants and events of default customary for unsecured credit facilities. The primary non-financial covenants are limitations on secured indebtedness, acquisitions, investments and divestitures (none of which materially restrict the execution of our operating and financial plans).

Our borrowing capacity under the Credit Facility, and our total debt, will be limited by two standard financial covenants: 1) debt to EBITDA maximum ratio of 3.5:1 through September 2016, and 3.25:1 thereafter (unless we achieve a “5B Rating”, in which case the maximum debt to EBITDA ratio will remain at 3.5:1) and 2) EBITDA to interest expense ratio minimum of 3.0:1.

Loans under the Credit Facility bear interest at a rate equal to the Eurodollar Rate (LIBOR), or the Base Rate (which is defined as the highest of the SunTrust prime rate, the Federal funds rate plus 0.50% and the one-month Eurodollar Rate determined on a daily basis) plus a credit spread (which is different depending on whether the loan is a Eurodollar Rate loan or a Base Rate loan). The credit spread is based upon either our debt to EBITDA ratio or credit ratings, whichever results in a lower credit spread.

The lenders under the Credit Agreement (the “Lenders”) are:

SunTrust Bank

Wells Fargo Bank, National Association

U.S. Bank National Association

Bank of America, N.A.

Regions Bank

Goldman Sachs Bank USA

The Northern Trust Company

Synovus Bank

Atlantic Capital Bank

First Tennessee Bank

Certain of the Lenders and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us for which we have paid and intend to pay customary fees. Additionally, our pension fund invests in funds managed by certain of the Lenders or affiliates of the Lenders.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Credit Agreement has been included to provide shareholders with information regarding its terms. The inclusion of such document is not intended to provide any other factual information about Vulcan or our subsidiaries or affiliates. The representations, warranties and covenants contained in the Credit Agreement were made solely for purposes of such document and as of specific dates, were solely for the benefit of the parties to the Credit Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidentiality disclosures made for the purposes of allocating contractual risk between the parties to the Credit Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to shareholders. Shareholders are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Vulcan or any of our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in Vulcan’s public disclosures.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 19, 2015, Vulcan terminated the amended and restated credit agreement dated March 25, 2014 among Vulcan, SunTrust Bank, as administrative agent, and the lenders and other parties named therein (the “2014 Credit Agreement”). The 2014 Credit Agreement provided a five-year $500 million revolving credit facility that was secured by our accounts receivable, inventory and the proceeds thereof. Certain of the lenders under the 2014 Credit Agreement and their affiliates have provided from time to time, and may continue to provide, investment banking, commercial banking, financial and other services to us, including letters of credit, depository services and account processing services, for which we have paid and intend to pay customary fees, and our pension fund also invests in funds managed by certain of the lenders or affiliates of the lenders. No early termination penalty was incurred by Vulcan in connection with the termination. The 2014 Credit Agreement was terminated in anticipation of Vulcan entering into the Credit Agreement as described in Item 1.01 of this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement dated June 19, 2015 among Vulcan Materials Company, SunTrust Bank, as Administrative Agent, and the Lenders and other parties named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vulcan Materials Company

By:	/s/ Michael R. Mills
Name: Michael R. Mills
Title: Sr. Vice President and General Counsel

Date: June 24, 2015